                                                                    EXHIBIT 5.1

                                                              September  , 1996

AccuStaff Incorporated
6440 Atlantic Boulevard
Jacksonville, Florida 32211

  Re: Registration Statement on Form S-4 Covering aMaximum of 43,348,854
      Shares of Common Stock

Ladies and Gentlemen:

  This opinion is being rendered in connection with the proposed merger of Career Horizons, Inc. ("Career") with a subsidiary of AccuStaff Incorporated (the "Company"), in which the Company will issue up to 43,348,854 shares of its $.01 par value common stock (the "Shares"), upon the terms and conditions set forth in its Registration Statement on Form S-4 (the "Registration Statement"), as filed by the Company with the Securities and Exchange
Commission under the Securities Act of 1993, as amended, on September    ,
1996.

  As counsel for the Company, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for this opinion, and we are familiar with the actions taken by the Company in connection with the authorization, registration, issuance, and sale of the Shares.

  Based upon the foregoing, it is our opinion that the Shares will, upon their issuance in accordance with the terms and conditions set forth in the Agreement and Plan of Merger by and among Career, Sunrise Merger Corporation and the Company, dated as of August 25, 1996, be duly authorized and validly issued, fully paid and non-assessable under the Florida Business Corporation Act as in effect on this date.

                                          Very truly yours,

                                          ALSTON & BIRD

                                                  /s/ David E. Brown, Jr.
                                          By: _________________________________
                                                         A Partner